CHINA WATER AND DRINKS, INC.
(A Nevada Corporation)

Confidential

24 July 2007

Dr Charles Cheung Wai BUN
Hong Kong

Dear Dr Cheung,

RE: INVITATION TO THE INDEPENDENT BOARD

On behalf of the Board of Directors, I would like to invite you to the independent board of directors of our company. The Board has reviews your experience and also would like to appoint you as the Chairman of the Audit Committe starting from August 1st, 2007.

Your compensation as Independent Director will be HK$10,000 per month. In addition, there will be allowance of HK$3,000 for each Audit Committee Meeting held.

The appointment is on the Board level and thus does not constitute any employer-employee relationship.

To signify your acceptance of the position now offered under the terms and conditions listed above, please sign and return the duplicate copy of this letter to us.

Yours truly,
China Water and Drinks, Inc.

Xu Hong Bun
President

Accepted by

Dr Charles Cheung